Exhibit 99.1

News Release

Contact: Mike Majors	• 2001 Third Avenue South	• NYSE Symbol: TMK
972-569-3627	McKinney, Texas 75070

TORCHMARK CORPORATION DISCLOSES INVESTMENTS IN

AIG, LEHMAN BROTHERS, FANNIE MAE, FREDDIE MAC AND WASHINGTON MUTUAL

McKinney, Texas, September 18, 2008–Torchmark Corporation (NYSE: TMK) disclosed its investments in American International Group, Lehman Brothers, Fannie Mae, Freddie Mac and Washington Mutual that, based on information currently available, may have suffered some amount of other than temporary impairment. These investments, detailed in the schedule below, total $209 million or 2% of total invested assets. In the unlikely event that the Company determines the entire amount of these investments to be other than temporarily impaired, the after-tax impairment cost would be $136 million. The Company will determine the amount of any impairment charge relating to these securities at September 30, 2008.

The Company also disclosed that it has no derivatives or any other off-balance sheet arrangements with these or any other entities.

Torchmark Corporation

Holdings in AIG, Lehman, Washington Mutual, Freddie Mac and Fannie Mae

in Millions of Dollars at Amortized Cost as of 8-31-08

	AIG	Lehman	Freddie Mac Fannie Mae		Washington Mutual	TOTAL
Senior Debt	$31	$74	$—	a	$0	$105
Subordinated debt	75	8	0		19	102
Preferred Stock	0	0	2		0	2
Common Stock	0	0	0		0	0

Total Holdings at Amortized Cost	$106	$82	$2		$19	$209

After Tax Exposure						$136

(a)	Excludes $168 million of senior debt since these securities are not considered as an impairment risk at this time.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of supplemental health insurance.

This presentation may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the period ended December 31, 2007, and subsequent Forms 10-Q, on file with the Securities and Exchange Commission, and on the Company’s web site at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

For additional information contact:	Mike Majors
	Phone:	972/569-3627
	FAX:	972/569-3282
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com

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